EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-20964, No. 33-24364, No. 33-41604, No. 33-52473, No. 33-54402, No. 33-54404, No. 333-94945, No. 333-37823 and No. 333-37831 on Form S-8, in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8 and in Registration Statement No. 333-85967, No. 333-57508, No. 333-104560, No. 333-104559, No. 333-119067, No. 333-119069, No. 333-121506, No. 333-122342, No. 333-122448, No. 333-124298, and No. 333-127969, on Form S-3 of our report dated March 11, 2005, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Weingarten Realty Investors for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Houston, Texas
October 25, 2005